Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Appendix C - Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our reports dated February 15, 2019, with respect to the Financial Statements and Financial Highlights of Principal Variable Contracts Funds, Inc. for the year ended December 31, 2018, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 117 to the Registration Statement under the Securities Act of 1933 (No. 002-35570).
/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 30, 2019